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                                                                    EXHIBIT 3.13

                            CERTIFICATE OF FORMATION

                                       OF

                                 GET IT NOW, LLC

         The undersigned, a natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Delaware Limited Liability Company Act ("Act"), does hereby adopt the following Certificate of Formation.

                                   ARTICLE ONE

         The name of the limited liability company is Get It Now, LLC (the "Company").

                                   ARTICLE TWO

         The period of duration for the Company is perpetual.

                                  ARTICLE THREE

         The purpose for which the Company is organized is to engage in any lawful business activity for which limited liability companies may be organized under the Act, subject to the limitations of law and any limitations that may be imposed by the Operating Agreement.

                                  ARTICLE FOUR

         The principal place of business of the Company is 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024.

                                  ARTICLE FIVE

         The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

                                   ARTICLE SIX

         The management of the Company is hereby reserved to the managers. The names and addresses of the initial managers are as follows:

                   Name                       Address
                   Mark E. Speese             5700 Tennyson Parkway
                                              Third Floor
                                              Plano, Texas 75024

                   Mitchell E. Fadel          5700 Tennyson Parkway
                                              Third Floor
                                              Plano, Texas 75024

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                                  ARTICLE SEVEN

         The name and address of the organizer is Thomas R. Hudnall, c/o Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270.

                                  ARTICLE EIGHT

         To the full extent permitted by Delaware law, the Company may and has the power to indemnify and hold harmless any member, manager, officer or other person on the terms and conditions as set forth in the Operating Agreement.

                                  ARTICLE NINE

         This Certificate of Formation may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the affirmative vote of the members as provided in the Operating Agreement.

         IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of September, 2002.

                                         /s/ THOMAS R. HUDNALL
                                         --------------------------------------
                                         Thomas R. Hudnall

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